Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS THIRD QUARTER RESULTS

Q3 2008 Diluted EPS Increases 25.6% to $0.54

14.3% Net Sales Growth and Margin Expansion Result in 31.5% Operating Income Growth

Richardson, TX. November 11, 2008 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported third quarter net sales and earnings for the thirteen-week (“Third Quarter”) and thirty-nine week (“Nine Month Period”) periods ended October 4, 2008.

Third Quarter Results (2008 vs 2007):

•                  Net sales increased 14.3% to $409.8 million compared to $358.6 million;

•                  Gross profit grew 19.9% to $224.2 million, or 54.7% of net sales, compared to $187.0 million, or 52.1% of net sales;

•                  Operating income increased 31.5% to $63.7 million, or 15.6% of net sales, compared to $48.5 million, or 13.5% of net sales;

•                  Net income rose 19.8% to $36.5 million compared to $30.5 million; and

•                  Diluted earnings per share increased 25.6% to $0.54 on 68.0 million shares compared to $0.43 per diluted share on 70.3 million shares.

Nine Month Period Results (2008 vs 2007):

•                  Net sales increased 15.4% to $1.1 billion compared to $969.9 million;

•                  Gross profit increased 23.3% to $608.8 million, or 54.4% of net sales, compared to $493.6 million, or 50.9% of net sales;

•                  Operating income increased 42.0% to $147.8 million, or 13.2% of net sales, compared to $104.1 million, or 10.7% of net sales;

•                  Net income increased 30.9% to $91.8 million compared to $70.2 million; and

•                  Diluted earnings per share increased 33.0% to $1.33 on 68.9 million shares compared to $1.00 per diluted share on 70.1 million shares.

Mike Kovar, Executive Vice President and Chief Financial Officer stated, “Our strong Third Quarter results reflect the success of our key initiatives to grow our Fossil brand, increase our international presence and expand our direct-to-consumer segment.  Sales growth was broad-based across all of our operating segments and businesses.  In addition, we continued to experience positive retail store comps within our accessory and outlet store concepts despite challenging economic conditions.  Our balance sheet remains strong with $125 million in cash at quarter end and we have no outstanding borrowings under our U.S. revolving credit facility.  The Company’s strong cash flow also allowed it to utilize $110 million of cash to repurchase approximately 3.4 million shares over the last twelve months.”

“Since the end of the Third Quarter business conditions have grown more challenging,” Mr. Kovar continued. “Global economies have weakened, but even more significant to our business model, is that the U.S. dollar has strengthened appreciably against most other currencies.  Accordingly, we have revised our fourth quarter outlook to reflect this weaker economy and more significantly, pressure from currency.  In comparison to our previous fourth quarter guidance of $0.94 to $0.97 diluted earnings per share, provided during our second quarter call in August, we are reducing our current fourth quarter guidance to $0.70.  This is based upon $0.91 diluted earnings per share on a constant dollar basis and a reduction of $0.21 to reflect expected currency losses given the strengthening of the U.S. dollar since August.  Notwithstanding currency, the fundamentals of our business remain strong. We have a highly diversified business model with brands and product offerings that are highly desirable at affordable price-points. We believe our unique strengths have us positioned to gain market share this holiday season.”

Operating Results

Worldwide net sales rose 14.3% (12.4% excluding currency impact) during the Third Quarter to $409.8 million in comparison to the prior year quarter net sales of $358.6 million with all of the Company’s operating segments contributing to the growth.  Total international wholesale sales rose 15.8% (12.1% excluding currency impact).  Wholesale sales in Europe increased 12.4% (8.2% excluding currency impact) primarily led by a sales volume increase in FOSSIL® watches and jewelry, sales related to the launch of DKNY® jewelry into approximately 1,300 doors and sales volume increases in licensed brand watches, principally EMPORIO ARMANI® and MICHAEL KORS®.  Other international wholesale sales increased 22.9% (20.1% excluding currency impact) primarily driven by sales volume growth in FOSSIL and licensed brand watches and jewelry.  Domestically, net sales from the Company’s wholesale watch business rose 6.7%, primarily the result of sales volume growth in licensed brand watches, principally EMPORIO ARMANI and MICHAEL KORS, as well as sales volume growth in our proprietary MICHELE® watches.  These increases in net sales were partially offset by sales volume declines in RELIC® watches.  Net sales from the domestic accessories business increased 8.8% during the Third Quarter as a result of sales volume growth in RELIC women’s bags, FOSSIL accessory jewelry and cold weather accessories partially offset by sales volume decreases in men’s leathers.  Direct to consumer sales increased 22.4% (22.0% excluding currency impact) primarily as a result of a 29.0% increase in the average number of company-owned stores open during the Third Quarter, comparable store sales gains of 3.2% (2.7% excluding currency impact) and a 33.1% increase in e-commerce sales.  For the Nine Month Period, consolidated net sales increased 15.4% (10.8% excluding currency impact) principally due to sales volume growth in the international and direct to consumer segments.

Gross profit of $224.2 million represents an increase of 19.9% over the $187.0 million in the prior year quarter.  Gross profit margin increased by 260 basis points to 54.7% in the Third Quarter compared to 52.1% in the prior year quarter.  For the Third Quarter, the increased gross profit margin was primarily the result of an increase in the sales mix of higher margin direct to consumer segment sales, an increase in overall direct to consumer segment gross profit margin as a result of a 600 basis point increase in the Company’s U.S. outlet store gross profit margins and an increase in the number of full price accessory stores open as compared to the prior year quarter.  Additionally, the Company’s ongoing initiative to reduce product cost and decrease the proportion of lower margin product within its assortments contributed to the overall increase in gross profit margin. Gross profit margin also increased approximately 60 basis points as a result of the weaker U.S. dollar. For the Nine Month Period gross profit margin increased 350 basis points to 54.4% compared to 50.9% in the comparable prior year period.  The gross profit margin was impacted by factors similar to those experienced during the Third Quarter and included an approximate 150 basis point improvement relating to the weaker U.S. dollar.

Total operating expenses increased by $21.9 million in comparison to the prior year quarter to $160.4 million, including $2.8 million related to the translation of foreign-based expenses as a result of the weaker U.S. dollar.  As a percentage of net sales, operating expenses increased 50 basis points in the Third Quarter to 39.1% compared to 38.6% in the prior year quarter.  Operating expenses in the prior year quarter included approximately $3.0 million related to expenses associated with the Company’s equity grant review.  Excluding currency and the prior year equity grant review, the increase in operating expenses was principally driven by expenses associated with retail store growth in the Company’s direct to consumer segment and increases to support higher levels of sales.  Direct to consumer operating expenses, as a percentage of direct to consumer net sales increased to 62.1% in the Third Quarter compared to 55.5% in the comparable prior year period, resulting in approximately $5.0 million in additional operating expenses, including approximately $1.1 million related to provisions made for store impairment.  For the Nine Month Period, operating expenses as a percentage of net sales increased to 41.2% compared to 40.2% and included approximately $17.1 million related to the translation impact of foreign-based expenses due to a weaker U.S. dollar and approximately $18.7 million related to the Company’s retail store growth and associated infrastructure.  The prior year nine month period included approximately $13.0 million of expenses related to the Company’s equity grant review.

Operating income increased by 31.5% during the Third Quarter to 15.6% of net sales compared to 13.5% of net sales in the prior year quarter as a result of increased gross profit margin partially offset by decreased operating expense leverage.  Operating income was favorably impacted by approximately $3.4 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.  During the Nine Month Period, operating profit margin increased to 13.2% compared to 10.7% in the prior year period.  The Company’s operating income for the Nine Month Period included approximately $23.3 million of net currency gains related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense) increased unfavorably by $5.4 million and $11.6 million during the Third Quarter and Nine Month Period, respectively, in comparison to the prior year periods.  These increases were primarily driven by increased foreign currency transaction losses and, to a lesser extent, an increase in minority interest expense.  As the U.S. dollar significantly strengthened during September, the Company recognized currency losses related to foreign currency payable balances denominated in U.S. dollars.  Although the Company hedges a portion of its U.S. dollar denominated payables in primarily those subsidiaries with related exposure to the Euro or British Pound, it does not historically enter into forward contracts for its other, generally smaller international subsidiaries, due to the unpredictable nature of such subsidiaries’ cash flows.

The Company’s income tax expense for the Third Quarter and prior year quarter was $23.2 million and $19.2 million, respectively, resulting in an effective income tax rate of 38.8% and 38.7%, respectively.  Income tax expense was $47.3 million for the Nine Month Period resulting in an effective rate of 34.0% in comparison to income tax expense of $36.6 million and an effective tax rate of 34.3% in the prior year nine month period.  For the fourth quarter of fiscal year 2008, the Company estimates its effective tax rate will approximate 37%, excluding any discrete events.

Third Quarter net income increased by 19.8% to $36.5 million or $0.54 per diluted share, compared to $30.5 million or $0.43 per diluted share, in the prior year quarter.  Diluted earnings per share for the Third Quarter was not impacted by foreign currency gains or losses as foreign currency translation gains included in operating income were offset by foreign currency mark-to-market losses in other income (expense).  Net income of $91.8 million or $1.33 per diluted share, for the Nine Month Period represents a 30.9% increase compared to the $70.2 million, $1.00 per diluted share, earned during the comparable prior year period.  In comparison to the prior year period, net income for the Nine Month Period includes net foreign currency gains of $0.14 per diluted share.

At October 4, 2008, cash, cash equivalents and securities available for sale totaled $125.2 million compared to $193.4 million at the end of the prior year quarter and the Company had $3.4 million of long-term debt at the end of the Third Quarter.  Since the end of the prior year quarter, the Company has repurchased approximately $110.8 million of its common stock.  Inventory at quarter-end was $331.6 million, representing an increase of 24.6% from the prior year quarter inventory balance of $266.2 million.  The increase in inventory was primarily due to an additional $4.1 million of inventory related to a net increase of 63 retail stores opened since the end of the prior year quarter and a $12 million increase in inventory in-transit.  During the prior year quarter, inventories decreased 1.4%, due primarily to factory delays on key styles, while net sales increased 19.6% causing our in-transit inventories to be unseasonably low. Accounts receivable increased by 12.7% to $229.3 million compared to $203.4 million at the end of the third quarter of last year.  Days sales outstanding for the Third Quarter was 51 days, in comparison to 52 days in the prior year quarter.

Sales and Earnings Guidance

As we continue to grow our retail store base, sales from our direct to consumer segment increase as a percentage of our total sales mix, benefiting our profitability in the fourth quarter, generally at the expense of the first and second quarter when, due to seasonality, it is more difficult to leverage retail expenses against retail store sales.  In addition, our fourth quarter guidance takes into effect the strengthening of the U.S. dollar against other currencies, to which our company is exposed to, since the end of the Third Quarter.  As a result, we are currently estimating reported net sales for the fourth quarter of fiscal 2008 to increase 5% to 6%, with constant dollar sales growth in the 10% to 12% range.  We estimate fourth quarter reported diluted earnings per share of $0.70, or $0.91 per diluted share on a constant dollar basis, in comparison to 2007 fourth quarter diluted earnings per share of $0.75.

Other Developments

The Company also announced that it has entered into a new worldwide licensing agreement with Giorgio Armani for the production of watches under the EMPORIO ARMANI® brand through 2013.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 5, 2008 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 58 independent distributors.  The Company also distributes its products in over 280 company owned and operated retail stores and through the Company’s e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 39 Weeks Ended
Statement Data (in 000’s except per share data):	October 4, 2008	October 6, 2007	October 4, 2008	October 6, 2007
Net sales	$409,760	$358,582	$1,119,136	$969,871
Cost of sales	185,583	171,626	510,369	476,265
Gross profit	224,177	186,956	608,767	493,606
Selling expenses	120,644	98,567	341,365	273,023
Administrative exp.	39,795	39,935	119,588	116,458
Operating income	63,738	48,454	147,814	104,125
Interest expense	79	174	371	613
Other (exp.) inc. – net	(4,035)	1,391	(8,361)	3,228
Tax provision	23,153	19,218	47,257	36,583
Net income	$36,471	$30,453	$91,825	$70,157
Basic earnings per share	$0.54	$0.45	$1.35	$1.03
Diluted earnings per share	$0.54	$0.43	$1.33	$1.00
Weighted average shares Outstanding :
Basic	67,261	68,143	67,931	67,844
Diluted	68,049	70,302	68,881	70,112

Consolidated Balance Sheet Data (in 000’s):	October 4, 2008	October 6, 2007
Working capital	$527,218	$490,974
Cash, cash equivalents and securities available for sale	125,243	193,357
Accounts receivable	229,296	203,447
Inventories	331,614	266,225
Total assets	1,088,486	1,027,478
Short-term debt	4,485	11,872
Long-term liabilities	73,020	64,797
Stockholders’ equity	768,030	708,372

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